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                                                                     Exhibit 8.1

                    [Letterhead of Hogan & Hartson L.L.P.]



                                  May 8, 2001



Host Marriott Corporation
Host Marriott, L.P.
10400 Fernwood Road
Bethesda, MD  20817

Ladies and Gentlemen:

          This firm has acted as special tax counsel to Host Marriott Corporation, a Maryland corporation ("Host REIT"), and Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), in connection with the filing by Host REIT with the Securities and Exchange Commission of a prospectus supplement dated May 2, 2001 (the "Prospectus Supplement") to be used in regard to the sale of 10,000,000 shares of Host REIT's common stock, par value $.01 per share (the "Shares"), by the Selling Stockholders identified on
Schedule II to the Underwriting Agreement (the "Selling Stockholders") dated May 2, 2001, among Host REIT, the Operating Partnership and the Selling Stockholders, as confirmed and accepted by you (the "Underwriting Agreement"). In connection with the aforementioned sale, you have requested our opinion as to certain federal income tax matters set forth in this letter. Capitalized terms used herein, unless otherwise defined in the body of this letter, shall have the meanings set forth in Appendix A.
                      ----------

BASES FOR OPINIONS

          The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and
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Host Marriott Corporation
Host Marriott, L.P.
May 8, 2001
Page 2

interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

          In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including the following:

          (1) an executed copy of the Underwriting Agreement;

          (2) the Registration Statement on Form S-3 (No. 333-78091), as amended by Amendment No. 1 thereto;

          (3) the base Prospectus dated July 2, 1999, and the Prospectus Supplement, as filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended;

          (4) the Acquisition and Exchange Agreement;

          (5) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 30, 1998, as amended through the date hereof;

          (6) the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT, filed with the State Department of Assessments and Taxation of Maryland on December 29, 1998, and the Bylaws of Host REIT, as amended;
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Host Marriott Corporation
Host Marriott, L.P.
May 8, 2001
Page 3

          (7) the Articles of Incorporation of Crestline, dated November 9, 1998, and the Bylaws of Crestline;

          (8) the operating agreement of HMT Lessee, dated November 10, 2000;

          (9) the partnership agreement of each partnership and the operating agreement of each limited liability company other than HMT Lessee in which either Host REIT or the Operating Partnership has a direct or indirect interest;

          (10) all real estate leases on the Hotels, pursuant to which the Operating Partnership or a Partnership Subsidiary, as lessor or sub-lessor, leases a hotel to a lessee or sub-lessee, respectively, the majority of which leases were entered into with entities that were indirect subsidiaries of Crestline prior to the Lease Acquisition (as further defined in Appendix A, the
                                                                ----------
"Lessees") (collectively, the "Leases," which term includes, without limitation, the Harbor Beach Lease), and the amendments to the Leases, effective January 1, 2001, which were entered into in connection with the Lease Acquisition;

          (11) the Certificate of Incorporation, dated December 3, 1998, and the Bylaws, dated December 14, 1998, of Fernwood, and the Amended and Restated Certificate of Incorporation, dated December 3, 1998, and the Bylaws, dated December 14, 1998, of Rockledge;

          (12) the Declaration of Trust for the Host Marriott Statutory Employee/Charitable Trust, a Delaware business trust (the "Host
Employee/Charitable Trust"), dated December 30, 1998, and the Declaration of Trust for the Host Marriott Employees' Trust, a common law trust formed under Maryland law, dated December 30, 1998;

          (13) Amendment No. 6 to the Distribution Agreement;

          (14) the Asset Management Agreement between the Operating Partnership and Crestline, dated as of December 31, 1998, which agreement terminated immediately prior to January 1, 2001 in connection with the Lease Acquisition;
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Host Marriott Corporation
Host Marriott, L.P.
May 8, 2001
Page 4

          (15) with respect to each class or series of preferred stock of Host REIT, the Articles Supplementary to the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT establishing and fixing the rights and preferences of such class or series of preferred stock; and

          (16) any other documents as we deemed necessary or appropriate.

               The opinions set forth in this letter also are premised on certain written factual representations of Host REIT and the Operating Partnership regarding the organization, ownership and operations (including the income, assets, businesses, liabilities, properties and accumulated undistributed earnings and profits) of Host REIT, the Operating Partnership, the Partnership Subsidiaries, the Non-Controlled Subsidiaries, the Taxable REIT Subsidiaries, the Host Employee/Charitable Trust, Crestline and the Lessees contained in a letter to us dated May 7, 2001 (the "Representation Letter").

          For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Prospectus Supplement or the Representation Letter. We consequently have relied upon representations in the Representation Letter and upon the assumption that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein, or other assumptions set forth herein.

          In this regard, we have assumed with your consent the following:

          (i) that all of the representations and statements set forth in the documents that we reviewed, including the Representation Letter (collectively, the "Reviewed Documents"), are true and correct and will continue to be true and correct, any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate and will continue to be correct and accurate without such qualification, each of the Reviewed Documents that constitutes an agreement is valid and binding in accordance with its terms, and all of the obligations imposed by the Reviewed Documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms;
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Host Marriott Corporation
Host Marriott, L.P.
May 8, 2001
Page 5

          (ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

          (iii) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

          Any variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Prospectus Supplement and the Representation Letter) may adversely affect the conclusions stated herein.

Opinions

          Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that:

          1. Host REIT was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, effective for its taxable years ended December 31, 1999 and December 31, 2000, and Host REIT's current organization and intended method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for taxable year 2001 and thereafter.

          2. The Leases will be respected as leases for federal income tax purposes.

          3. Each of the discussions in the Prospectus Supplement under the headings "Risk Factors - Federal Income Tax Risks" and "Material Federal Income Tax Consequences," to the extent that it describes provisions of federal income tax law, is correct in all material respects.

                                   * * * * *
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Host Marriott Corporation
Host Marriott, L.P.
May 8, 2001
Page 6

          Host REIT's ability to qualify as a REIT depends in particular upon whether each of the Leases is respected as a lease for federal income tax purposes. If one or more Leases are not respected as leases for federal income tax purposes, Host REIT may fail to qualify as a REIT. The determination of whether the Leases are leases for federal income tax purposes is highly dependent on specific facts and circumstances. In addition, for the rents payable under a Lease to qualify as "rents from real property" under the Code, the rental provisions of the Leases and the other terms thereof must conform with normal business practice and not be used as a means to base the rent paid on the income or profits of the lessees. In delivering the opinions set forth above that Host REIT's organization and method of operation (as described in the Representation Letter) have enabled Host REIT to meet the requirements for qualification and taxation as a REIT for its taxable years ended December 31, 1999 and December 31, 2000, that Host REIT's current organization and intended method of operation will enable Host REIT to meet such requirements for the current taxable year and subsequent taxable years, and that the Leases will be respected as leases for federal income tax purposes, we expressly rely upon, among other things, Host REIT's representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases, the intent and economic expectations of the parties to the Leases, the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances, the conformity of the rental provisions and other terms of the Leases with normal business practice, the conduct of the parties to the Leases, and the conclusion that, except in connection with the Harbor Beach Lease and any other leases that Host REIT acknowledges will not qualify as producing "rent from real property" under the Code, such terms are not being, and will not be, used as a means to base the rent paid on the income or profits of the lessees. We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes or whether the rental and other terms of the Leases conform with normal business practice (and are not being used as a means to base the rent paid on the income or profits of the Lessees).

          Host REIT's ability to qualify as a REIT for its taxable year ended December 31, 1999 also depends upon Host REIT not having had as of December 31, 1999 any "earnings and profits" accumulated in any prior taxable year of Host REIT or any of its predecessors or subsidiaries (which would be based
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Host Marriott Corporation
Host Marriott, L.P.
May 8, 2001
Page 7

on the consolidated earnings and profits of Host REIT (including each of its predecessors) accumulated from 1929, the first year that a predecessor of Host REIT was a "C" corporation, through and including 1998). The calculation of "earnings and profits" depends upon a number of factual and legal interpretations related to the activities and operations of Host REIT's predecessors and their corporate affiliates during their entire corporate existence and is subject to review and challenge by the IRS. Host REIT has represented to us for purposes of our opinions that Host REIT distributed by the close of its taxable year ending December 31, 1999 any "earnings and profits" accumulated in any prior taxable year of Host REIT or any of its predecessors or subsidiaries. There can be no assurance, however, that the IRS will not examine the tax returns of Host REIT's predecessors and their affiliates for all years prior to 1999 and propose adjustments to increase their taxable income, which could result in Host REIT being considered to have had undistributed "earnings and profits" at the close of its taxable year ending December 31, 1999, in which event Host REIT would not qualify as a REIT for such year. We express no opinion as to Host REIT's current and accumulated "earnings and profits" or whether Host REIT will be considered to have had undistributed "earnings and profits" at the close of 1999.

          Host REIT's qualification and taxation as a REIT depends upon Host REIT's ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code and described in the Prospectus Supplement. We have relied upon representations of Host REIT and the Operating Partnership with respect to these matters (including those set forth in the Prospectus Supplement and the Representation Letter) and will not review Host REIT's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Host REIT's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

          For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues in the sections of the Prospectus Supplement under the headings "Risk Factors - Federal Income Tax Risks" and "Material Federal Income Tax Consequences."
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Host Marriott Corporation
Host Marriott, L.P.
May 8, 2001
Page 8

          This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. This opinion letter has been prepared solely for your use in connection with the sale of Shares described in the first paragraph of this letter on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion letter.

          Very truly yours,

          /s/ Hogan & Hartson L.L.P.

          Hogan & Hartson L.L.P.
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                                  Appendix A
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                                  Definitions

          "Acquisition and Exchange Agreement" means that certain Acquisition
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and Exchange Agreement, dated as of November 13, 2000, among HMT Lessee, the
Operating Partnership, Crestline and the other parties named therein, as amended from time to time.

          "Crestline" means Crestline Capital Corporation, a Maryland
           ---------
corporation.

          "Crestline Lessees" means those indirect subsidiaries of Crestline
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that leased Hotels pursuant to the Leases prior to the Lease Acquisition.

          "Distribution Agreement" means the Distribution Agreement between Host
           ----------------------
REIT (f/k/a as "Marriott Corporation") and Marriott International, Inc., dated as of September 15, 1993, as amended.

          "Fernwood" means Fernwood Hotel Assets, Inc., a Delaware corporation.
           --------

          "Harbor Beach Lease" means the lease of the Marriott Harbor Beach
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Resort from Lauderdale Beach Association to Marriott Hotel Services, Inc.

          "HMT Lessee" means HMT Lessee LLC, a Delaware limited liability
           ----------
company that elected, effective January 1, 2001, to be treated as a corporation and a TRS for federal income tax purposes.

          "Hotel" means each hotel in which the Operating Partnership has a
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direct or indirect interest.

          "Lease Acquisition" means the acquisition by HMT Lessee on January 11,
           -----------------
2001, effective January 1, 2001, pursuant to the Acquisition and Exchange Agreement, of the leasehold interests with respect to 116 full-service Hotels that were leased to the Crestline Lessees prior to that date.

          "Lessee" means, with regard to Host REIT's taxable years ended prior
           ------
to January 1, 2001, any one of the Crestline Lessees or IHP Lessee LLC, and with regard to Host REIT's taxable periods beginning on or after January 1, 2001, any one of the TRS Lessees, IHP Lessee LLC, the Crestline Lessees owning leasehold interests (as lessee or sub-lessee) that were not acquired by HMT Lessee pursuant to the Lease Acquisition, and any other lessee to which the Operating Partnership,

                                      A-1
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directly or through another Partnership Subsidiary, leases one or more Hotels in the future.

          "Noncontrolled Subsidiaries" means, with regard to Host REIT's taxable
           --------------------------
years ended prior to January 1, 2001, Fernwood and Rockledge.

          "Partnership Subsidiary" means the Operating Partnership and any
           ----------------------
partnership, limited liability company, or other entity treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes in which either Host REIT or the Operating Partnership owns (or owned on or after January 1, 1999) an interest, either directly or through one or more other partnerships, limited liability companies or other entities treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes (whether or not Host REIT or the Operating Partnership has a controlling interest in, or otherwise has the ability to control or direct the operation of, such entity). Notwithstanding the foregoing, the term "Partnership Subsidiary" shall not in any way be deemed to include the Non-Controlled Subsidiaries or subsidiaries thereof or the Taxable REIT Subsidiaries or subsidiaries thereof.

          "Rockledge" means Rockledge Hotel Properties, Inc., a Delaware
           ---------
corporation.

          "Taxable REIT Subsidiary" means, with regard to Host REIT's taxable
           -----------------------
years commencing after December 31, 2000, any of HMT Lessee, Fernwood, Rockledge or any other TRS of Host REIT.

          "TRS" means a "taxable REIT subsidiary," as described in Section
           ---
856(l) of the Code. Any entity taxable as a corporation in which a TRS of Host REIT owns (x) securities possessing more than 35% of the total voting power of the outstanding securities of such entity or (y) securities having a value of more than 35% of the total value of the outstanding securities of such entity shall also be treated as a TRS of Host REIT whether or not a separate election is made with respect to such other entity.

          "TRS Lessees" means those indirect subsidiaries of HMT Lessee that
           -----------
hold the leasehold interests that were acquired by HMT Lessee from Crestline pursuant to the Acquisition and Exchange Agreement, HMT Lessee and any future lessee of a Hotel that is a TRS.

                                      A-2